SECURED PROMISSORY NOTE

$35,000.00                                               Los Angeles, California
                                                                January 27, 2006

            FOR VALUE RECEIVED, Patient Safety Technologies, Inc. (the "Maker"), a Delaware corporation with an office located at 1800 Century Park East, Suite 200, Los Angeles, CA 90067, hereby promises to pay to the order of Ault Glazer Bodnar Acquisition Fund LLC (the "Payee"), a Delaware limited liability company, the principal sum of thirty five thousand dollars ($35,000.00) plus any accrued interest thereon in lawful money of the United States on March 27, 2006 (the "Maturity Date").

            Maker further promises to pay interest on the unpaid principal balance hereof at the rate of seven percent (7%) per annum, such interest to be paid on the Maturity Date. Interest shall commence accruing on the issue date and shall be calculated on the basis of a 365-day year and actual days elapsed. In no event shall the interest charged hereunder exceed the maximum permitted under the laws of the State of California. At the option of Maker, payments of principal and interest hereunder may be made in lawful money of the United States of America or, in whole or in part, of like-kind exchange including without limitation shares of any securities owned by the Maker ("Common Stock"), which shall be valued at the closing price of the Common Stock on the day before the Maturity Date obtained from the respective exchange.

            This Note may be prepaid in whole or in part at any time without the consent of the Maker provided that Payee shall pay Maker an amount in cash equal to the principal amount of this Note plus all accrued interest on the principal.

            The entire unpaid principal balance of this Note and interest accrued with respect thereto shall be immediately due and payable upon the occurrence of any of the following (each, an "Event of Default"):

            a. The Maker filing for relief under any bankruptcy law;

            b. The filing of a lien, the issuance of a levy or execution, or the seizure, attachment or garnishment, or the entry of judgment on or against Maker or any of Maker's property which shall not be released, satisfied of record or bonded within twenty (20) days thereafter, except liens which exist as the date hereof or liens to which the Payee shall consent;

            c. The Maker creates, incurs, assumes or suffers to exist any liability for borrowed money, except borrowings in existence or committed on the date hereof and indebtedness to trade creditors or financial institutions incurred in the ordinary course of business; or

            d. The Maker has failed to pay the principal and any accrued and unpaid interest on the Maturity Date.

      The obligations under this Note shall be secured by certain collateral of Maker in accordance with the terms of a Security Agreement entered into on the date hereof.


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

            All rights and remedies available to the Payee pursuant to the provisions of applicable law and otherwise are cumulative, not exclusive and enforceable alternatively, successively and/or concurrently after default by Maker pursuant to the provisions of this Note.

            The Maker waives demand, presentment, protest and notice of any kind and consents to the extension of time of payments, the release, surrender or substitution of any and all security or guarantees for the obligations evidenced hereby or other indulgence with respect to this Note, all without notice.

            This Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged. The Maker hereby authorizes the Payee to complete this Note and any particulars relating thereto according to the terms of the indebtedness evidenced hereby.

            In the  event of any  litigation  with  respect  to the  obligations evidenced by this Note, the Maker waives the right to a trial by jury and all rights of set-off and rights to interpose permissive counterclaims and cross-claims. In the event this Note shall be in default, and placed with an attorney for collection, then Maker agrees to pay all reasonable attorney fees and costs of collection of Holder. This Note shall be governed by and construed in accordance with the laws of the State of California and shall be binding upon the successors, assigns, heirs, administrators and executors of the Maker and inure to the benefit of the Payee, his successors, endorsees, assigns, heirs, administrators and executors.

            The Maker hereby irrevocably consents to the jurisdiction of the state and federal courts in Los Angeles County, California in connection with any action or proceeding arising out of or relating to this Note. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.


                                     PATIENT SAFETY TECHNOLOGIES, INC.


                                     By:
                                         ---------------------------------------
                                     Name: Dr. Louis Glazer
                                     Title: Chief Executive Officer and Chairman


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